Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports Financial Results for the Year Ended 2025

- Dermata announced a strategic pivot to develop and commercialize direct-to-consumer (“DTC”) skincare products under the brand name Tome -

- Dermata plans to launch its first DTC product, our Foundational Treatment, a once-weekly mask to support a skin renewal, in the middle of 2026 -

- Raised $4.125 million in gross proceeds from a private placement financing in December 2025, including participation from Dermata’s Chief Executive Officer, Chief Financial Officer, and a member of the Company’s management -

SAN DIEGO, CA, March 26, 2026 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions, today highlighted recent corporate progress and reported financial results for the year ended December 31, 2025.

“We are extremely excited as we approach the planned launch of our first DTC product in the middle of 2026, as this will be an important milestone in our company’s evolution,” said Gerry Proehl, Chairman, President, and CEO of Dermata. “Our team has been extremely busy over the past few months since we announced in September 2025 our strategic pivot to sell direct-to-consumer skincare products. Since the announcement, we have recently revealed our new skincare brand, Tome, hired a new Vice President of Marketing to lead the brand, and are close to finalizing the commercial packaging for our first product,” Mr. Proehl continued. “We believe we can leverage our deep knowledge from years of clinical dermatology to deliver DTC skincare products that are efficacious and accessible to consumers. With the cash raised from our recent financings, we believe we are in a good financial position for our planned product launches, with potential revenue to follow,” concluded Mr. Proehl.

Kyra Peckaitis, Dermata’s new Vice President of Marketing, commented, “Having recently joined Dermata, I’ve been incredibly energized by both the strength of the team and opportunity to create something truly differentiated in the skincare market. We are very excited to announce our first product by Tome, our Foundational Treatment, a once-weekly, foundational step designed to renew the appearance of the skin and improve tone and texture over time. Our Foundational Treatment will incorporate our hero ingredient, Spongilla lacustris, a wildly harvested freshwater sponge that we call Bioneedle, to provide consumers with the feel of an aesthetician treatment at home.” Ms. Peckaitis continued, “We decided to fast-track the launch of the Foundational Treatment as we see this product reaching a larger market, which can be used as the base product for any skincare routine. We continue to diligently work on our second product, our Clearing Treatment for acne, which we expect to launch for the sizable acne market shortly after launching our Foundational Treatment. In a crowded skincare landscape, we see a real opportunity to stand out by offering solutions that simplify routines while delivering meaningful improvements in how consumer’s skin looks and feels, and we believe our Foundational Treatment and Clearing Treatment will do just that.”

Corporate Highlights

●	Announced strategic pivot to DTC skincare company. In September 2025, Dermata announced that it was making a strategic shift from developing prescription dermatology products to developing and commercializing DTC skincare products. The Company is currently working on branding, packaging, and manufacturing to prepare for the expected launch of its first DTC product, a once-weekly, foundational routine to support skin renewal in the middle of 2026. The Company plans to sell multiple skincare products directly to consumers and directly to aestheticians and dermatologists for in-office treatments.

●	Announced the launch of its new skincare brand, Tome. In March 2026, Dermata revealed its new skincare brand, Tome, which aims to introduce “skintech” at home. The Tome skincare line will emphasize products Dermata believes can become the essential foundation of any well-rounded skincare routine. The Company plans to add multiple products to their Tome skincare portfolio that utilize time-tested remedies to simplify skincare routines.

●	Announced the hiring of Kyra Peckaitis as Vice President of Marketing. In March 2026, Ms. Peckaitis joined the Dermata team to lead the launch of its new Tome skincare brand. Prior to joining Dermata, Ms. Peckaitis worked at Coterie helping to build its DTC baby care brand. Ms. Peckaitis brings years of experience in DTC marketing and brand building.

●	Raised $15.4 million in gross proceeds during 2025 and beginning of 2026. The funds raised during 2025, along with the proceeds from the Company’s at-the-market facility in January 2026, are expected to fund its operations into the first quarter of 2027.

●	Announced positive topline data from its XYNGARI Phase 3 STAR-1 clinical trial in moderate-to-severe acne. In March 2025, Dermata announced that its STAR-1 study met all three primary endpoints by producing highly statistically significant results versus placebo at the end of study. In April 2025, Dermata also announced that XYNGARI achieved statistically significant separation from placebo after just 4 weeks, or only four treatments. The STAR-1 study tested Spongilla lacustris as a treatment for moderate-to-severe acne, adding to the prior Phase 2b study where XYNGARI achieved statistically significant separation from placebo at all time points. However, the Company has since withdrawn the investigational new drug application for XYNGARI to pursue its new commercial strategy of selling DTC skincare products.

Anticipated Upcoming Milestones

●	Launch first DTC product, Foundational Treatment, in the middle of 2026. The Company is close to finalizing packaging for the upcoming launch of its Foundational Treatment. The Company believes the Foundational Treatment can be the base of any skincare routine, designed to renew the appearance of the skin and simplify skincare with a once-weekly application. The Company anticipates being ready to launch the Foundational Treatment in the middle of 2026.

●	Launch second DTC product, Clearing Treatment, an over-the-counter (“OTC”) acne treatment. The Company is also working on finalizing its second DTC product, its Clearing Treatment, targeting consumers suffering from common forms of acne. This OTC acne treatment will incorporate an FDA approved OTC active ingredient along with the Company’s Bioneedle, to provide patients with a targeted treatment for their acne. The Clearing Treatment is expected to launch shortly after the Foundational Treatment.

Year Ended 2025 Financial Results

As of December 31, 2025, the Company had $7.5 million in cash and cash equivalents, compared to $3.2 million as of December 31, 2024. The $4.3 million increase in cash and cash equivalents for the year ended December 31, 2025, resulted from approximately $12.1 million of net financing proceeds offset by $7.8 million of cash used in operations. The Company expects its current cash resources to be sufficient to fund operations into the first quarter of 2027.

Research and development expenses were $2.9 million for the year ended December 31, 2025, compared to $8.2 million for the year ended December 31, 2024. The $5.3 million decrease in research and development expenses was primarily the result of a $5.1 million of decrease in clinical expenses from our STAR-1 acne study, which was completed during the second quarter of 2025. Other research and development activities, including chemistry, manufacturing and controls, or CMC, and non-clinical expenses also decreased by $0.1 million from the prior year as result of the Company’s pivot to focus on DTC product sales. The remaining decrease in research and development expenses of $0.1 million was related to personnel expenses.

Selling, general and administrative expenses increased by approximately $0.5 million from $4.3 million for the year ended December 31, 2024, to $4.8 million for the year ended December 31, 2025. The increase in selling, general and administrative expenses was primarily attributable to $0.7 million in marketing expenses incurred during the year ended December 31, 2025, offset by approximately $0.2 million in decreased personnel expenses.

About Dermata Therapeutics

Dermata Therapeutics is a scientific leader in dermatologic solutions that recently announced a strategic pivot from pharmaceutical development to begin focusing on the development and commercialization of direct-to-consumer skincare solutions. The Company is currently developing a first-of-its-kind skin refresh and acne treatments that incorporates Dermata’s Bioneedle. The Company plans to launch its initial product in the middle of 2026 with additional innovations planned to follow. Dermata is headquartered in San Diego, California. For more information, or to join our mailing list, please visit http://www.dermatarx.com/.

About Tome Skincare

Tome is Dermata’s new skincare line focused on bringing about a new realm of skincare that is powerful, not punishing. Tome in its literal meaning is a large, important, scholarly book. Dermata intends to educate consumers with a brand that tells a skincare story rooted in science and history. Tome will consist of a line of skincare products utilizing Spongilla lacustris, a wildly harvested, freshwater sponge that has evolved over millions of years, for consumers that are compelled by history and science to find the most potent products for their skincare routine. Dermata believes its Tome skincare line will simplify existing skincare routines with essential ingredients that deliver results, without harmful extremes. Dermata expects to launch its first product in the middle of 2026 with additional product launches planned to follow. Start your skincare story at www.tomeskincare.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: Dermata’s shift to prioritize DTC skincare products; the anticipated benefits of Dermata’s strategic shift to prioritize DTC skincare products, including acceleration of its path to commercialization, reduction of regulatory burdens, and expansion into broader consumer markets; the success, cost, and timing of the launch of its planned or future DTC products, including Foundational Treatment; the expected timing and success of any planned or future DTC product launches, including Clearing Treatment; expectations for the success of the Company’s products and their ability to generate revenue for the Company; the Company’s expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; and other factors described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in product development and commercialization. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

	December 31, 2025	December 31, 2024
In thousands USD
Assets
Cash and cash equivalents	$7,522	$3,162
Prepaid expenses and other current assets	342	372
Total assets	7,864	3,534
Liabilities
Accounts payable	461	808
Accrued liabilities	1,180	1,165
Total liabilities	1,641	1,973
Equity	6,223	1,561
Total liabilities and equity	$7,864	$3,534

DERMATA THERAPEUTICS, INC.

Statements of Operations

	Year Ended December 31,
	2025	2024
In thousands, except share and per share data
Operating expenses
Research and development (1)	$2,930	$8,204
Selling, general and administrative (1)	4,844	4,309
Total operating expenses	7,774	12,513
Loss from operations	(7,774)	(12,513)
Interest income, net	215	226
Net loss	$(7,559)	$(12,287)

Net loss per common share, basic and diluted	$(8.16)	$(80.32)
Weighted average common shares outstanding, basic and diluted	926,192	152,974

(1) Includes the following stock-based compensation expense
Research and development	$32	$251
Selling, general and administrative	$112	$406

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com